Exhibit 99.1

Contact:

Bryce Peterson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-0993

Universal Technical Institute, Inc. Announces Termination of Shareholder Rights Agreement

SCOTTSDALE, ARIZ. - February 21, 2017 - Universal Technical Institute, Inc. (NYSE: UTI), today announced that its rights agreement has been amended to accelerate the expiration date to February 21, 2017, effectively terminating the agreement as of today.

"In accelerating the termination of the rights agreement, the Board considered a number of factors, including an assessment of the current environment, proxy advisory guidelines and feedback from shareholders," said Kim McWaters, Chairman and Chief Executive Officer. "The Board believes that terminating the rights agreement now rather than waiting until June, when it is due to expire, is in the best interest of the Company and its shareholders."

In connection with the expiration of the rights agreement, UTI will be taking routine actions to voluntarily deregister the related preferred stock purchase rights under the Securities Exchange Act of 1934. These actions are administrative in nature and will have no effect on UTI's common stock, which continues to be listed on the NYSE.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 52-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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